Exhibit 99.1

FOR IMMEDIATE RELEASE

News media contact:	Investor contact:
Jessica Roy Wright Express (207) 523-6763 Jessica_Roy@wrightexpress.com	Steve Elder Wright Express (207) 523-7769 Steve_Elder@wrightexpress.com

Wright Express Extends Its Existing Fuel-Price Risk Management Program through 3Q 2008

South Portland, Maine – September 6, 2006 – Wright Express Corporation (NYSE: WXS) announced today that it has extended its existing fuel-price risk program through the third quarter of 2008. The Company initially began executing on its current program in July 2005.

On August 31, 2006, the Company purchased instruments to cover an additional 30% of its anticipated fuel-price-related earnings exposure for the first, second and third quarters of 2008. At this time, Wright Express has hedged 90% of the first-quarter 2008 exposure, 60% of the second-quarter 2008 exposure and 30% of the third-quarter 2008 exposure.

The Company intends to continue to hedge approximately 90% of its fuel-price-related earnings exposure in every quarter, on a rolling basis. The instruments are designed to enhance the visibility and predictability of the Company’s future earnings. The program uses instruments that create a “costless collar” based upon both the U.S. Department of Energy’s weekly diesel fuel price index and NYMEX unleaded gasoline contracts. The August 31 purchase locked in a fuel price range of approximately $2.65 to $2.71 per gallon. The following table states the approximate range of the collar and percentage of fuel-price-related earnings exposure:

	Q1	Q2	Q3	Q4	Q1	Q2	Q3
	2007	2007	2007	2007	2008	2008	2008
Average low end of range	$2.29	2.29	2.32	2.41	2.53	2.63	2.65

Average top end of range	$2.36	2.36	2.39	2.48	2.60	2.69	2.71

% Locked in	90%	90%	90%	90%	90%	60%	30%

About Wright Express

Wright Express is a leading provider of payment processing and information management services to the U.S. and Canadian commercial and government vehicle fleet industry. Wright Express provides these services for approximately 295,000 commercial and government fleets containing 4.3 million vehicles. Wright Express markets these services directly as well as through more than 100 strategic relationships, and offers a MasterCard-branded corporate card. The Company employs more than 650 people and maintains its headquarters in South Portland, Maine. For more information about Wright Express, please visit http://www.wrightexpress.com.

This press release contains forward-looking statements, including statements regarding Wright Express Corporation’s: belief that it has purchased instruments to cover an additional 30% of its fuel-price-related earnings exposure for the first, second and third quarters of 2008; the intention to hedge approximately 90 percent of its fuel-price-related earnings exposure in every quarter, on a rolling basis; and the belief that the instruments will enhance the visibility and predictability of the Company’s future earnings. These forward-looking statements include a number of risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: volatility in fuel prices; the effect of the Company’s fuel-price related derivative instruments; effects of competition; the potential loss of key strategic relationships; decreased demand for fuel and other vehicle products and services and the effects of general economic conditions on the commercial activity of fleets; the Company’s ability to rapidly implement new technology and systems; changes in interest rates and the other risks and uncertainties outlined in the Company’s filings with the Securities and Exchange Commission, including the annual report on Form 10-K filed with the SEC on March 15, 2006 and its subsequent filings with the SEC. Wright Express Corporation undertakes no obligation to update these forward-looking statements at any future date or dates.

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